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UNITED AUTO GROUP, INC.                                         PRESS RELEASE

  Contact:  Karl Winters                   Al Bellenchia
            Chief Financial Officer        Edelman Financial
            212-223-3300                   212-704-8255

FOR IMMEDIATE-RELEASE

                UNITED AUTO GROUP ANNOUNCES ACQUISITION OF YOUNG

              AUTOMOTIVE GROUP WITH REVENUES TOTALING $450 MILLION



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          Company Expands Presence in the Carolinas and Florida; Enters
                              Indiana and Illinois

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         NEW YORK, NEW YORK, September 26, 1997 - United Auto Group, Inc. (NYSE:
UAG), the nation's second largest publicly-traded automobile retailer, has reached a definitive agreement to acquire 100% of the capital stock of Young Automotive Group, which operates 18 franchises at seven locations in the Carolinas, Florida, Illinois and Indiana, representing the BMW, General Motors, Honda, Isuzu, and Toyota brands. The Young Automotive dealerships also sell previously-owned vehicles and offer a complete range of services including service and parts, and the placement of financing and insurance.

         The purchase price for the acquisition, which is expected to bring the number of franchises that the Company will own to 90, consists of $50.0 million in cash and $25.0 million in stock at closing, which is expected by November 30, 1997 and is subject to manufacturer approvals as well as other customary conditions.



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         Marshall S. Cogan, Chairman and Chief Executive Officer, said, "Our constant, conservative goal is to be the most profitable auto retail chain. With the acquisition of Young Automotive, our business model, which balances new car sales, used car sales and higher margined service, finance, insurance and warranty programs, has brought us to a $3.4 billion run rate."

         Mr. Cogan noted that Young Automotive includes the Company's first dealerships in the Mid-West, including Indianapolis-based Dan Young Chevrolet Inc., the area's leading Chevrolet retailer. Dan Young Chevrolet was recognized as a Top Volume Chevrolet Dealer in 1996 and ranked 15 among the nation's Top 50 Chevrolet dealers for the first half of 1997.

         Mr. Cogan said, "Young Automotive's reputation for building its service business reinforces our commitment to growth through the acquisition of customer-oriented dealerships. The transaction also reflects our interest in broadening our geographic coverage into markets with attractive brand-specific demographics."

         Young Automotive is managed by Messrs. Dan, Alan and William Young and Mr. Andy Anderson. The management team will continue their executive roles with United Auto.

         Mr. Dan Young, Chairman, said "Young Automotive is proud to be joining United Auto. The Company's customer-oriented approach fits well with our past success."

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         The Young Automotive dealerships include Parkway Chevrolet in Ashville,
North Carolina; Paramount Chevrolet-Oldsmobile-Cadillac in Goldsboro, North Carolina; and Heritage Motor Co. Pontiac-Buick, BMW, GMC Truck in Hilton Head, South Carolina. In addition to Dan Young Chevrolet, the Indiana-based dealerships include Dan Young Honda-Isuzu in Indianapolis, Indiana; and Dan
Young Chevrolet-Pontiac-Oldsmobile-Buick-GMC in Tipton, Indiana.

         The other dealerships in the transaction are: Kissimmee Toyota in Kissimmee, Florida and Century Chevrolet in Bloomington, Illinois.

         United Auto, which has pursued a strategy based on internal growth from its existing dealerships and from strategic acquisitions, operates franchises in Arizona, Arkansas, Connecticut, Florida, Georgia, New Jersey, North Carolina, Nevada, New York, South Carolina, Tennessee and Texas. United Auto dealerships sell new and used vehicles and market a complete line of aftermarket automotive products and services through United AutoCare. The Company also owns Atlantic Auto Finance Corporation, a finance company engaged in the purchase, sale and servicing of primarily prime credit quality automobile loans.

         On July 31, 1997 the Company announced that it had signed definitive agreements to acquire 100% of the capital stock of two dealership groups, San Angelo, Texas-based, Lynn Alexander, Inc., with six franchises, and the Philadelphia metropolitan-based, Classic Auto Group, with nine franchises.


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